FROM:   PARK PLACE ENTERTAINMENT
        3930 Howard Hughes Parkway
        Las Vegas, NV 89109

        The MWW Group
        Public Relations - Tel. (201) 507-9500
        Contact: Michael W. Kempner
                 Laurie Terry

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                                                           FOR IMMEDIATE RELEASE
                                                           ---------------------

             PARK PLACE ENTERTAINMENT ANNOUNCES THE UNEXPECTED AND UNTIMELY DEATH OF ITS PRESIDENT AND CEO, ARTHUR M. GOLDBERG

LAS VEGAS, October 19, 2000 -- The Board of Directors of Park Place Entertainment (NYSE: PPE) sadly announces that its President and CEO, Arthur M. Goldberg, has unexpectedly and suddenly passed away early this morning. Mr. Goldberg was 58 years old.

The Board of Directors will meet today to begin the search for a new CEO. Until a new CEO is selected, the company's day-to-day operations will continue to be managed under the direction of Park Place's four senior executives. These executives are Wallace R. Barr, Executive Vice President -- Eastern Regions; Clive S. Cummis, Executive Vice President and General Counsel; Mark R. Dodson, Executive Vice President -- Western Region; and Scott A. LaPorta, Executive Vice President and Chief Financial Officer. These executives are the same team that had run Park Place effectively during Mr. Goldberg's previous medical absence.

During this period, at the direction of the Board of Directors, Company Chairman Stephen F. Bollenbach will provide general oversight while maintaining his role as CEO of Hilton Hotels Corporation.

                                     -more-

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Arthur Goldberg
Page 2


"Arthur M. Goldberg was a true leader, visionary and builder of great companies. He has left behind the biggest, best and most financially healthy gaming company in the world," said Mr. Bollenbach. "He has also left behind the best management team in the entire casino industry. The Board of Directors and I have complete confidence in their ability to manage the day-to-day operations of the company until a successor can be found. He was a great friend to me and I will miss his warmth, energy, commitment and leadership."

Mr. Goldberg is survived by his wife Veronica, his four children and six grandchildren. Gifts in Arthur Goldberg's memory can be made to the Arthur M. Goldberg Memorial Fund at Johns Hopkins Medicine:


The Fund for Johns Hopkins Medicine
Attention: Arthur M. Goldberg Memorial Fund
1620 McElderry Street
Baltimore, Maryland 21205


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